EXHIBIT 99.1

NEWS RELEASE

RANGE THIRD QUARTER PRODUCTION REACHES RECORD LEVEL

FORT WORTH, TEXAS, OCTOBER 17, 2013…RANGE RESOURCES CORPORATION (NYSE: RRC) today announced that its third quarter 2013 production volumes reached a record high of 960 Mmcfe per day, a 21% increase over the prior year quarter.

•	Production was 77% natural gas, 16% natural gas liquids (“NGLs”) and 7% crude oil and condensate.

•	Compared to the prior year quarter, oil and condensate production increased 43%, NGL production rose 28%, while natural gas production increased 19%.

•	Adjusting for the sale of the New Mexico properties which closed at the beginning of the second quarter of 2013, third quarter production would have increased 24% over the prior year quarter with oil and condensate production increasing 58%, NGL production increasing 29% and natural gas production increasing 21%.

The record production was primarily driven by the continued success of the Company’s drilling program in the Marcellus Shale. Third quarter production of 960 Mmcfe per day exceeded the high-end of Company guidance of 945 – 950 Mmcfe per day due to continued positive performance of wells in the Marcellus Shale and the timing of turning wells to production.

The Company also announced its preliminary third quarter 2013 natural gas, NGLs and oil price realizations (including the impact of cash-settled hedges and derivative settlements which would correspond to analysts’ estimates) averaged $4.80 per mcfe, a 2% composite decrease from the prior year quarter.

•	Production and preliminary realized prices by each commodity for the third quarter of 2013 were: natural gas – 739 Mmcf per day ($3.88 per mcf), NGLs – 25,678 barrels per day ($31.08 per barrel) and crude oil and condensate – 11,065 barrels per day ($85.46 per barrel).

•	The third quarter average natural gas pricing improved $0.65 per mcf, before hedging settlements, as compared to the prior year quarter. Financial hedges added $0.45 per mcf in the current quarter and added $1.10 per mcf in the prior year quarter.

•	NGL pricing, before hedges, was 31% of the West Texas Intermediate index (“WTI”) for the third quarter compared to 33% of WTI for the second quarter of 2013. The change was primarily due to a disproportionate increase in WTI price compared to the NGL components during the quarter. Marcellus ethane sold on the Mariner West project contributed 876 barrels per day to the NGL mix. NGL realizations, excluding Marcellus ethane, would have been 32% of WTI.

•	Crude oil and condensate price realizations, before hedges, for the third quarter averaged 87% of WTI compared to 89% in the second quarter of 2013. Crude oil and condensate realizations for the prior year quarter were 90% of WTI before hedges.

Range estimates that during the third quarter it incurred a net expense of approximately $3.7 million related to purchasing and blending third party dry gas into its rich residue gas from the southwest portion of the Marcellus. The purchase and sale will be reported separately in “Brokered natural gas and marketing revenues and expenses” for the quarter. The Mariner West project, expected to be fully operational during November, will eliminate Range’s need for gas blending in the future.

Commenting on the announcement, Jeff Ventura, Range’s President and CEO, said, “Third quarter production results were outstanding and reflect the continuing efforts of our operating and marketing teams. The success of our drilling program keeps us on track to achieve the high-end of our production growth target of 20% to 25% for 2013. More importantly, our sizable position in the Marcellus Shale gives us confidence that we can deliver similar growth of 20% to 25% for many years. We believe this strong growth, coupled with high returns, low cost and low reinvestment risk will allow Range to drive substantial growth per share for our shareholders for years to come.”

The information in this release is unaudited. Final results, including final third quarter 2013 product price realizations (including the impact of cash-settled hedges and derivative settlements) and costs will be provided in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 currently planned to be filed with the Securities and Exchange Commission by the end of October 2013.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading independent oil and natural gas producer with operations focused in Appalachia and the southwest region of the United States. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk, development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com and www.myrangeresources.com.

Except for historical information, statements made in this release such as expected growth targets, expected per share growth, expected increasing liquids production, expected high rates of return, expected future cash flow growth, expected future low cost structure, expected high-return drilling inventory and expected future production growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. Range undertakes no obligation to publicly update or revise any forward-looking statements.

Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2013-22

SOURCE: Range Resources Corporation

Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

David Amend, Investor Relations Manager

817-869-4266

Laith Sando, Research Manager

817-869-4267

Michael Freeman, Financial Analyst

817-869-4264

or

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

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